EX-99.(a)(iii)

Schedule A

FIRST INVESTORS LIFE SERIES FUNDS

Balanced Income Fund
Cash Management Fund
Equity Income Fund
Fund For Income
Government Fund
Growth & Income Fund
International Fund
International Opportunities Bond Fund
Investment Grade Fund
Limited Duration High Quality Bond Fund
Opportunity Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Target Maturity 2015 Fund
Total Return Fund

Schedule updated as of November 2, 2015